Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Northrop Grumman Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $1.00 par value per share	Other (2)	14,000,000 shares (3)	$449.18(2)	$6,288,520,000(2)	$110.20 per $1,000,000	$692,994.91

	Total Offering Amounts				$6,288,520,000		$692,994.91

	Total Fee Offsets						$ —

	Net Fee Due						$692,994.91

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on July 20, 2023, which is within five business days of this filing.

(3)	Consists of (i) 10,000,000 shares issuable under the Northrop Grumman Savings Plan, and (ii) 4,000,000 shares issuable under the Northrop Grumman Financial Security and Savings Plan.